Exhibit 99.1

News Release
Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FOURTH QUARTER 2007 RESULTS

Increases Annual Dividend by $0.10 to $0.80 Per Common Share

Renews $150.0 Million Share Repurchase Program

                BALTIMORE (February 6, 2008) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and twelve months ended December 31, 2007.

                Commenting on the fourth quarter 2007, David Smith, President and CEO of Sinclair, stated, “We finished 2007 on a very positive note.  Our advertising time sales during the fourth quarter of 2007 were up on a local and national basis, excluding political revenues, while advertising spending by the automotive sector, which has been down for some time, posted a 1.9% increase in the quarter and a 1.2% increase in December.  For the year, we grew our cash flow, which is an impressive result considering that 2007 was a non-political election year.

                As we enter 2008, we are eagerly looking forward to the revenue benefits that come with what may be record advertising spending levels in a presidential election year.  The Super Bowl, which aired on our 19 FOX affiliates, generated an additional $4.9 million in revenues for us, while our CW and MyNetworkTV stations will likely show growth in their second year as new networks.”

                Mr. Smith continued, “In light of the momentum we have going into the first quarter, we are very pleased that our Board of Directors has once again decided to increase our annual common stock dividend by $0.10 per share.  This brings the annual dividend rate to $0.80 per share.  At an approximate $8.90 current stock price, this represents a 9.0% common stock dividend yield, one of the highest, not only in the broadcast sector, but in the country.

                In light of our high dividend yield and the continued disparity between public and private television broadcast trading multiples, and our view that our stock price does not reflect our significant cash flow, the Board of Directors has renewed its authorization for the purchase of up to $150.0 million worth of the Company’s Class A common shares, which may be repurchased in the open market or through negotiated private transactions.”

Financial Results:

                Net broadcast revenues from continuing operations were $165.7 million for the three months ended December 31, 2007, a decrease of 2.1% versus the prior year period result of $169.2 million.  Operating income was $47.0 million in the three-month period as compared to $38.2 million in the prior year period, an increase of 23.2%.  The Company had net income available to common shareholders of $13.0 million in the three-month period versus net income available to common shareholders of $13.4 million in the prior year period.  The Company reported diluted earnings per common share of $0.15 for the three-month period versus diluted earnings per common share of $0.16 in the prior year period.

                Net broadcast revenues from continuing operations were $622.6 million for the twelve months ended December 31, 2007, down 0.7% versus the prior year period result of $627.1 million.  Operating income was $159.2 million in the twelve-month period, an increase of 0.3% versus the prior year period result of $158.7 million.  The Company had net income available to common shareholders of $22.7 million in the twelve-month period, which included a $30.7 million extinguishment of debt charge associated with the partial call of the Company’s 8% senior subordinated notes due 2012 and full redemption of the Company’s 8.75% senior subordinated notes due 2011.  The Company had net income available to common shareholders of $54.0 million in the twelve-month period ended December 31, 2006.  Diluted earnings per common share, including the extinguishment of debt charges, were $0.26 in the twelve-month period versus diluted earnings per common share of $0.63 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $2.2 million in the fourth quarter 2007 versus $21.1 million in the fourth quarter 2006, which was an election year.

•                  Local advertising revenues were up 1.1% in the quarter versus the fourth quarter 2006, while national advertising revenues declined 18.6% primarily due to lower political revenues in a non-election year.  Excluding political revenues, local advertising revenues were up 8.0% and national advertising revenues were up 2.5%.  Advertising spending by the automotive, medical, services, and telecom categories were up while retail and movies were down.  Automotive, which represents approximately 21% of time sales was up 1.9% in the quarter.  Local revenues, excluding political revenues, represented 66.2% of advertising revenues.

•                  Time sales on our FOX and CBS stations were up 0.4% and 10.6% in the quarter, respectively.  Stations affiliated with ABC, MyNetworkTV and NBC were down 18.3%, 10.4% and 22.0%, respectively.  Our CW stations were flat.  Excluding political revenues, our ABC stations were up 12.1%, our FOX stations were up 10.8%, our CBS stations were up 7.6%, and our CW stations were up 2.2%.  Our MyNetworkTV and NBC stations were down 7.0% and 4.9%, respectively.

•                  On November 1, 2007, the Company sold the assets of WGGB-TV, its ABC affiliate in Springfield, Massachusetts, to Gormally Broadcasting LLC for $21.2 million in cash.

•                  In December 2007, the Company expanded the news on WEAR-TV (ABC 3) in Pensacola, Florida by adding a 1-hour, 4:00pm news program.

•                  During the fourth quarter 2007, the Company invested $17.0 million in various real estate ventures and acquired Alarm Funding for $6.0 million.

•                  On February 1, 2008, the Company purchased the non-licensed assets of KFXA-TV (FOX 28) in Cedar Rapids, Iowa for $17.1 million and obtained the right to purchase the licensed assets, pending FCC approval, for $1.9 million.  The Company’s CBS affiliate in Cedar Rapids, KGAN-TV (CBS 2), will provide sales and other non-programming related services to KFXA-TV pursuant to a joint sales agreement.

•                  In the first quarter 2008 and through February 1, 2008, the Company has invested $4.4 million in various real estate ventures and $3.0 million in the Patriot Capital II fund, which provides financing to small businesses.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $21.0 million in cash, was $1,323.4 million at December 31, 2007 versus net debt of $1,343.9 million at September 30, 2007.

•                  In January 2008, the Company repurchased in the open market $6.9 million face value of its 8% senior subordinated notes due 2012.

•                  As of December 31, 2007, 52.8 million Class A common shares and 34.5 million Class B common shares were outstanding, for a total of 87.3 million common shares outstanding.

•                  Capital expenditures in the fourth quarter were $9.3 million.

•                  Common stock dividends paid in cash in the fourth quarter were $13.0 million.

•                  Program contract payments for continuing operations were $18.9 million in the fourth quarter.

Forward-Looking Statements:

                The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, the impact of changes in national and regional economies, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

                In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its first quarter 2008 and full year 2008 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

                All assumptions and historical periods have been adjusted to exclude WGGB-TV, which was sold November 1, 2007, and which was accounted for under discontinued operations accounting. This Outlook section does not reflect the February 1, 2008 purchase of KFXA-TV and the resulting Joint Sales Agreement.

                “We are off to a strong start in 2008 from a revenue, cash flow and programming basis,” commented David Amy, EVP and CFO.  “Our core time sales are currently reflecting increased spending by the telecommunication and service businesses, while automotive is currently pacing only slightly down to first quarter 2007.  Our FOX stations should benefit from highly-rated programs such as American Idol and the Super Bowl, while our MyNetworkTV stations continue to improve. Additionally, we are expecting to generate record levels of political advertising revenues this year, most of which should be realized in the second half of the year.  Our revenues from retransmission consent agreements will grow to just over $67.0 million this year from approximately $59.0 million in 2007.  We will also benefit from our 2007 refinancings and the lower interest rate environment which should lower our net interest costs by approximately $19.0 million.”

•                  The Company expects first quarter 2008 station net broadcast revenues from continuing operations, before barter, to be approximately $160.2 to $162.5 million as compared to first quarter 2007 station net broadcast revenues, before barter, of $148.3 million.  This assumes $2.2 million in political revenues versus $0.6 million received in the first quarter last year, $5.0 million in Super Bowl revenues as compared to $0.1 million last year, and revenues from retransmission consent agreements of $16.7 million versus $10.9 million in first quarter last year.

•                  The Company expects barter revenue and barter expense each to be approximately $15.0 million in the first quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, and including stock-based compensation expense, in the quarter to be approximately $75.0 million, a 8.5% increase from first quarter 2007 television expenses of $69.2 million.  On a full year basis, television expenses are expected to be approximately $299.8 million, or up a nominal 3.8%, as compared to 2007 television expenses of $288.7 million.  The 2008 television expense forecast includes $0.4 million of stock-based compensation expense for the quarter and $1.5 million for the year, as compared to the 2007 actuals of $0.3 and $1.5 million for the quarter and year, respectively.

•                  The Company expects program contract amortization expense to be approximately $19.7 million in the quarter and $85.1 million for the year, as compared to the 2007 actuals of $21.3 million and $96.4 million for the quarter and year, respectively.

•                  The Company expects program contract payments to be approximately $21.2 million in the quarter and $82.0 million for the year, as compared to the 2007 actuals of $20.5 million and $77.7 million for the quarter and year, respectively.

•                  The Company expects corporate overhead, including stock-based compensation expense, to be approximately $7.1 million in the quarter and $28.4 million for the year, as compared to the 2007 actuals of $6.0 million and $24.3 million for the quarter and year, respectively.  The 2008 corporate overhead forecast includes $0.4 million of stock-based compensation expense for the quarter and $2.2 million for the year, as compared to the 2007 actuals of $0.3 million and $2.2 million for the quarter and year, respectively.

•                  The Company expects other operating division revenues less other operating division expenses to be approximately $0.4 million in the first quarter, assuming current equity interests.

•                  The Company expects depreciation on property and equipment to be approximately $11.0 million in the quarter and $44.3 million for the year, assuming the capital expenditure assumptions below, and as compared to the 2007 actuals of $10.7 million and $43.1 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $4.5 million in the quarter and $18.8 million for the year, as compared to the 2007 actuals of $4.2 million and $17.6 million for the quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $20.2 million in the quarter and $74.5 million for the year, assuming no changes in the current interest rate yield curve, and changes in debt levels based on the assumptions discussed in this “Outlook” section.  This is compared to the 2007 actuals of $26.0 million and $93.6 million for the quarter and year, respectively.

•                  The Company expects the first quarter effective tax rate for continuing operations to be approximately 41%, including a current tax provision from continuing operations of approximately $3.2 million in the quarter based on the assumptions discussed in this “Outlook” section.  For the year, the effective tax rate on continuing operations is expected to be approximately 40.5%, including a current tax provision of $16.8 million.

•                  The Company expects dividends paid on the Class A and Class B common shares to be approximately $15.3 million in the first quarter and $67.8 million for the year, assuming current shares outstanding and an $0.80 per share annual dividend rate.  This is compared to total dividends paid in 2007 of $49.5 million.  The increased dividend rate will go into effect with the dividend paid in April 2008.

•                  The Company expects to spend approximately $12.3 million in capital expenditures in the quarter and approximately $33.0 million for the year.  Of this amount, approximately $6.8 million represents projects that were budgeted in 2007, but will roll into 2008.

Sinclair Conference Call:

                The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2007 results on Wednesday, February 6, 2008, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

                Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

Notes:

                “Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release.  As such, the results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.

                Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES:
Station broadcast revenues, net of agency commissions	$165,671	$169,212	$622,643	$627,075
Revenues realized from station barter arrangements	17,572	16,425	61,790	54,537
Other operating divisions’ revenues	14,826	9,857	33,667	24,610
Total revenues	198,069	195,494	718,100	706,222

OPERATING EXPENSES:
Station production expenses	39,151	35,938	148,707	144,236
Station selling, general and administrative expenses	38,669	36,241	140,026	137,995
Expenses recognized from station barter arrangements	15,667	14,672	55,662	49,358
Amortization of program contract costs and net realizable value adjustments	22,908	25,251	96,436	90,551
Other operating divisions’ expenses	14,171	9,085	33,023	24,193
Depreciation of property and equipment	10,487	10,129	43,147	45,319
Corporate general and administrative expenses	5,446	5,736	24,334	22,795
Amortization of definite-lived intangible assets and other assets	4,563	4,703	17,595	17,529
Impairment of intangibles	—	15,589	—	15,589
Total operating expenses	151,062	157,344	558,930	547,565
Operating income	47,007	38,150	159,170	158,657
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(21,700)	(28,434)	(95,866)	(115,217)
Interest income	50	745	2,228	2,008
Gain (loss) from sale of assets	17	408	(21)	143
Loss from extinguishment of debt	—	—	(30,716)	(904)
Gain from derivative instruments	1,292	—	2,592	2,907
Income from equity and cost method investments	782	146	601	6,338
Other income, net	283	711	1,227	1,159
Total other expense	(19,276)	(26,424)	(119,955)	(103,566)
Income from continuing operations before income taxes	27,731	11,726	39,215	55,091

INCOME TAX PROVISION	(16,483)	(1,661)	(18,800)	(6,589)
Income from continuing operations	11,248	10,065	20,415	48,502
DISCONTINUED OPERATIONS:
Income from discontinued operations, net of related income tax benefit of $445, $2,939, $270 and $3,121, respectively	677	3,380	1,219	3,701
Gain from discontinued operations, net of related income tax provision of $489, $0, $489, and $885, respectively	1,065	—	1,065	1,774
NET INCOME	$12,990	$13,445	$22,699	$53,977

EARNINGS PER COMMON SHARE:
Basic and diluted earnings per common share from continuing operations	$0.13	$0.12	$0.23	$0.57
Basic and diluted earnings per common share from discontinued operations	$0.02	$0.04	$0.03	$0.06
Basic and diluted earnings per common share	$0.15	$0.16	$0.26	$0.63
Weighted average common shares outstanding	87,187	85,680	86,910	85,680
Weighted average common and common equivalent shares outstanding	87,212	85,694	87,015	85,694
Dividends declared per common share	$0.175	$0.125	$0.625	$0.45

Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	December 31, 2007	December 31, 2006
Cash & cash equivalents	$20,980	$67,408
Total current assets	238,616	311,118
Total long term assets	1,986,039	1,960,462
Total assets	2,224,655	2,271,580

Current portion of debt	46,789	102,250
Total current liabilities	225,246	284,928
Long term portion of debt	1,297,560	1,311,373
Total long term liabilities	1,743,568	1,719,322
Total liabilities	1,968,814	2,004,250

Minority interest in consolidated subsidiaries	3,067	685

Total stockholders’ equity	252,774	266,645
Total liabilities & stockholders’ equity	$2,224,655	$2,271,580

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2007

Net cash flow from operating activities	$55,088	$146,214
Net cash flow used in investing activities	(9,567)	(56,373)
Net cash flow used in financing activities	(34,984)	(136,269)

Net increase (decrease) in cash & cash equivalents	10,537	(46,428)
Cash & cash equivalents, beginning of period	10,443	67,408
Cash & cash equivalents, end of period	$20,980	$20,980